EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-4 No. 333-204654) of CSI Compressco LP and the related Prospectus;
(2) Registration Statement (Form S-3 No. 333-195438) of Compressco Partners, L.P. and the related Prospectus;
(3) Registration Statements (Form S-3 No. 333-214456, 333-216488 and 333-228400) of CSI Compressco LP and the related Prospectus; and
(4) Registration Statements (Form S-8 Nos. 333-175007 and 333-228675) of Compressco Partners, L.P.
of our reports dated March 4, 2019, with respect to the consolidated financial statements of CSI Compressco LP and the effectiveness of internal control over financial reporting of CSI Compressco LP included in this Annual Report (Form 10-K) of CSI Compressco LP for the year ended December 31, 2018.

/s/ERNST & YOUNG LLP

Houston, Texas
March 4, 2019